GALAXY FOODS
                                  ------------
                               BOARD OF DIRECTORS
                         COMPENSATION COMMITTEE CHARTER

I. THE COMMITTEE'S PURPOSE. The Committee is appointed by the Board for the primary purposes of:

     A. Overseeing overall Company compensation policies and their specific application to principal officers elected by the Board and to members of the Board; and

     B. Preparing an annual report on executive compensation for inclusion in the Company's proxy statement, in accordance with applicable rules and regulations.

II. THE COMMITTEE'S DUTIES AND RESPONSIBILITIES. The Committee has the following duties and responsibilities (responsibilities with respect to setting compensation of the Chief Executive and principal officers of the Company elected by the Board cannot be delegated to Company management).

     A.   GENERAL.

          1. To approve compensation principles that apply generally to Company employees;

          2. To make recommendations to the Board with respect to incentive compensation plans and equity based plans;

          3.   To  select  a  peer   group  of   companies   against   which  to
               benchmark/compare   the   Company's   compensation   systems  for
               principal officers elected by the Board;

          4. To administer and otherwise exercise the various authorities prescribed for the Committee by the Company's Stock Plans and the Additional Remuneration Plan;

          5. To monitor compensation trends and solicit independent advice where appropriate;

          6. To perform any other activities as the Committee deems appropriate, or as are requested by the Board, consistent with this Charter, the Company's By Laws and applicable laws and regulations;

          7. To maintain and update, as appropriate, this Charter, which will be published on the Company's website.

     B.   PRINCIPAL OFFICERS.

          1. To regularly review and evaluate compensation of principal officers of the Company as designated by the Board.

          2. To approve any compensation-related action for principal officers of the Company.

          3. To review and approve compensation arrangements for individuals who will be made offers to join the Company as a Principal Officer.

     C.   CHIEF EXECUTIVE AND PRESIDENT.

          1. To review and approve corporate goals and objectives relevant to their compensation;

          2. To evaluate their performance in light of the approved corporate goals and objectives;

          3. To set their base salary and short-term incentive compensation based on the Committee's evaluation of competitive compensation practices and the Executive's performance in achieving the corporate goals established for the position by the Committee;

          4. To set the long-term incentive component of the compensation of the Chief Executive and President considering the Company's performance and relative shareholder return, the value of incentive awards to chief executives at other companies.

     D.   DIRECTORS.

          1. To regularly review and evaluate the compensation program for Directors and, as appropriate, recommend changes to the Board;

          2. To administer and otherwise exercise the various authorities prescribed under the Galaxy Foods Non-Employee Directors Stock Plan.

II. AUTHORITY TO RETAIN EXPERTS. Any compensation consultant used to assist in the evaluation of Director, CEO or principal officer compensation, as well as such other experts as the Committee deems necessary in the performance of its duties, will be selected, directed and, if appropriate, terminated by the Committee.

III. ANNUAL PERFORMANCE EVALUATION OF THE COMMITTEE. At least annually, the Committee will evaluate how well it has fulfilled its purpose during the previous year, and will report its findings to the full Board.